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                                                                      EXHIBIT 12

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                   FOR THE
                                                                                                              NINE MONTHS ENDED
                                                          FOR THE YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                             ------------------------------------------------------------  ------------------------
                                                                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
                                             ------------------------------------------------------------  -----------    ---------
                                                1998        1999         2000         2001         2002         2002       2003(1)
                                             ---------   ---------    ---------    ---------    ---------  -----------    ---------
Fixed charges:
   Interest expense ......................   $   1,808   $      --    $   7,019    $  16,152    $ 266,962    $ 178,853    $ 365,387
   Interest expense - affiliated companies,
     net (2) .............................          --       5,534      172,311           --           --           --           --
   Capitalized interest ..................          --       8,250       34,625       58,720       27,441       21,006       67,058
   Interest within rent expense ..........         333         479       10,818       35,174       54,407       39,706       48,167
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
     Total fixed charges .................   $   2,141   $  14,263    $ 224,773    $ 110,046    $ 348,810    $ 239,565    $ 480,612
                                             =========   =========    =========    =========    =========    =========    =========

Earnings from continuing operations:
   Income (loss) from continuing operations
     before income taxes .................   $  38,609   $  11,326    $ 245,880    $ 751,498    $ 229,312    $ 487,679    $(776,230)
   Loss (income) of equity investments of
     unconsolidated subsidiaries .........         601         793      (42,860)      (6,771)     (17,836)     (10,586)         617
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
       Subtotal ..........................      39,210      12,119      203,020      744,727      211,476      477,093     (775,613)
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
   Plus-
     Fixed charges from above ............       2,141      14,263      224,773      110,046      348,810      239,565      480,612
     Amortization of capitalized interest           --         138          852        2,408        3,844        1,868        2,709
     Distributed income of equity
      investees ..........................          --          --       17,929       27,159        2,975        2,975        2,900
   Less-
     Capitalized interest ................          --      (8,250)     (34,625)     (58,720)     (27,441)     (21,006)     (67,058)
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
                                             $  41,351   $  18,270    $ 411,949    $ 825,620    $ 539,664    $ 700,495    $(356,450)
                                             =========   =========    =========    =========    =========    =========    =========

Ratio of earnings from continuing operations
to fixed charges .........................       19.31        1.28         1.83         7.50         1.55         2.92           --
                                             =========   =========    =========    =========    =========    =========    =========

---------------

(1) For the nine months ended September 30, 2003, our earnings were insufficient to cover our fixed charges by $837 million.

(2) If the net amount for the applicable period netted to interest income, it is excluded from this schedule for purposes of calculating fixed charges. We have no interest expense/income from affiliated companies for the nine months ended September 30, 2003.